Exhibit 99.1

Longs Reports Preliminary August Retail Drug Store Sales

WALNUT CREEK, CA (September 4, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the 4-week and 30-week periods ended August 28, 2008.

	Periods ended August 28, 2008
(Dollars in millions)	Month (4 weeks)	Year to Date (30 weeks)
Total retail drug store sales	$364	$2,785
Increase from comparable prior year period	0.9%	1.6%
Same-store sales increase (decrease):
Pharmacy	(1.3)%	(0.2)%
Front-end	(1.4)%	(0.2)%
Total	(1.4)%	(0.2)%

Longs estimated that preliminary August pharmacy same-store sales were unfavorably impacted by approximately 275 to 300 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, a reduction in cold, flu, and allergy prescriptions, primarily due to the impact of the switch of the prescription allergy medicine Zyrtec to over-the-counter status, had an unfavorable impact of approximately 125 to 150 basis points on pharmacy same-store sales.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 523 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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